EXHIBIT 99
                                                                      ----------


FOR IMMEDIATE RELEASE
---------------------

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
         (606) 326-2800 Fax (606) 326-2801 www.classicbank.com



       CLASSIC BANCSHARES, INC. REPORTS FISCAL 2004 FIRST QUARTER EARNINGS

         Ashland, Kentucky, -- August 18, 2003 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $745,000, or $.63 per diluted share for the three months ended June 30, 2003 compared to net income of $656,000, or $.58 per diluted share for the three months ended June 30, 2002.

         The Company's assets increased approximately $79.7 million from $249.9 million at March 31, 2003 to $329.6 million at June 30, 2003. The growth for the period was primarily due to the completion of the acquisition of First Federal Financial Bancorp, Inc. on June 20, 2003. On the date of closing, First Federal had total assets of $72.1 million, net loans of $49.5 millions and deposits of $56.7 million and the Company recorded goodwill and other intangibles of approximately $3.5 million in connection with the acquisition. Aside from the acquisition, the Company experienced asset growth of approximately $3.6 million primarily in loans. Deposits also increased independent of the acquisition by approximately $1.5 million. The increase in deposits was used to fund loan growth.

         Total non-performing assets represented .8% of total assets at June 30, 2003 compared to .5% at March 31, 2003. The increase was a result of the non-performing assets most of which consisted of residential loans, acquired from First Federal. The Company recorded a provision for loan losses of $46,000 for the three-month period, had net charge-offs of $17,000 for the three-month period and acquired an allowance from First Federal of approximately $885,000 resulting in an allowance for loan losses of $2.9 million at June 30, 2003. The allowance at June 30, 2003 was equal to 119% of total non-performing loans, 110% of non-performing assets and 1.2% of total loans receivable.

         David B. Barbour, President and Chief Executive Officer commented, "Despite difficult economic conditions, the Company is pleased to continue to post double digit earnings increases through diligent management of the Company's margin. In late June, we completed our acquisition of First Federal Financial Bancorp and integrated their operations successfully. While management of the margin has been a major focus, the incorporation of First Federal's primarily thrift balance sheet into Classic's will result in lower margins in future periods. We believe the effect of the margin reduction can be offset by revenue opportunities in First Federal's market area, and intend to restructure over time the assets and liabilities acquired from First Federal so that they are more in step with Classic's commercial bank focus."

         Net interest income increased for the first quarter of the fiscal year. Net interest income increased $184,000 for the three months ended June 30, 2003 compared to the same period in 2002. The increase in net interest income was due to an increase in interest income and a decrease in interest expense. Interest income increased primarily due to an increase in interest-earning assets. Interest expense decreased due to a decrease in the cost of funds resulting from a decline in interest rates.

         Non-interest income increased $136,000 for the three months ended June 30, 2003 compared to the same period in 2002. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts as a result of a larger deposit base.

         Non-interest expense increased approximately $304,000 for the three months ended June 30, 2003 as compared to the three months ended June 30, 2002. The increase in non-interest expenses was due to an increase in salaries and employee benefits, an increase in occupancy and equipment expense, an increase in marketing and advertising expense, an increase in professional fees and an increase in stationary, printing and supplies expense. All of these expenses increased partially due to the acquisition of First Federal. Non-interest expenses also increased due to the increased costs related to incentive-based compensation programs and an increase in ESOP expense due to the increase in the average market price of the Company's stock.

         Classic Bancshares, Inc. also announced that the Company would pay a quarterly cash dividend of $.08 per share. The dividend will be payable on August 18, 2003 to shareholders of record on August 4, 2003.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with nine branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky and Lawrence County, Ohio.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company's market area including unemployment levels and plant closings, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates and demand for loans in the Company's market area and competition, and difficulties in integrating the operations of merged companies into Classic's that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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
                             SELECTED FINANCIAL DATA

         The following table sets forth selected financial data of Classic Bancshares, Inc. as of June 30, 2003 and March 31, 2003 and for the three months ended June 30, 2003 and 2002.


                                                    JUNE 30,         MARCH 31,
                                                      2003             2003
                                                  ------------     ------------
                                                         (In thousands)

Total assets                                      $    329,617     $    249,881
Cash and other interest bearing deposits
     with other financial institutions                  16,989            8,149
Loans receivable, net                                  241,122          187,175
Investment securities:
     Available for sale                                 35,574           30,196
Mortgage-backed securities:
     Available for sale                                 14,942            9,596
Goodwill & other intangibles                             9,052            5,555
Deposits                                               248,923          190,155
Securities sold under agreement to repurchase            4,997            4,382
FHLB advances                                           40,022           28,126
Stockholders' equity                                    32,418           25,423





                                                    THREE MONTHS ENDED JUNE 30,
                                                  -----------------------------
                                                    (In thousands, except per
                                                          share amounts)
                                                      2003             2002
                                                  ------------     ------------
Total interest income                             $      3,658     $      3,524
Total interest expense                                   1,206            1,257
                                                  ------------     ------------
    Net interest income                                  2,452            2,267
Provision for loan losses                                   46              160
                                                  ------------     ------------
    Net interest income after provision
    for losses on loans                                  2,406            2,107
                                                  ------------     ------------
Fees and service charges                                   399              303
Gain on sale of securities                                  --                4
Other noninterest income                                    97               53
                                                  ------------     ------------
    Total noninterest income                               496              360
    Total noninterest expense                            1,878            1,574
                                                  ------------     ------------
Income before income taxes                               1,024              893
Income tax expense                                         279              237
                                                  ------------     ------------
    Net income                                    $        745     $        656
                                                  ============     ============


Basic earnings per share                          $       0.70     $       0.62
Fully diluted earnings per share                  $       0.63     $       0.58




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




                                                          AT OR FOR THE
                                                   THREE MONTHS ENDED JUNE 30,
                                                  -----------------------------
                                                      2003             2002
                                                  ------------     ------------

Return on average assets (ratio of annualized
   net income to total average assets)                     1.2%             1.2%
Return on average equity (ratio of annualized
   net income to total average equity)                    11.1             11.6
Net interest margin* (Federal Tax Equivalent)              4.5              4.6
Non-performing assets to total assets                      0.8              0.4
Allowance for loan losses to non-performing loans        119.1            214.1
Allowance for loan losses to loans receivable, net         1.2              1.0
Non-interest expenses/ Total revenues**                   61.4             57.6
Book value per share                              $      24.30     $      20.57
Tangible book value per share                     $      17.51     $      15.61
Total shares outstanding                             1,334,151        1,120,586
Total weighted avg. shares outstanding for
  diluted EPS                                        1,179,229        1,166,855
Number of full service offices                              10                8
Number of ATM locations                                     23               18




--------------------------
* Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.

** Total revenues=Net interest income (Federal Tax Equivalent) + non-interest income.











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